UNITED STATES                   SEC FILE NUMBER
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549                  0-20468

                                  FORM 12b -25                     CUSIP NUMBER

                           NOTIFICATION OF LATE FILING

Check One:

       |X|Form 10-K   [ ]Form 20-F  [ ]Form 11-K  [ ]Form 10-Q     [ ]Form N-SAR

         For Period Ended:  June 30, 2003
         [ ]  Transition Report on Form 10-K
         [ ]  Transition Report on Form 20-F
         [ ]  Transition Report on Form 11-K
         [ ]  Transition Report on Form 10-Q
         [ ]  Transition Report on Form N-SAR
         For the Transition Period Ended: __________________________

If the notification relates to a portion of the filing check above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
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         ALTERNATIVE TECHNOLOGY RESOURCES, INC.
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         Full Name of Registrant


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         Former Name if Applicable


         629 J Street
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         Address of Principal Executive Office (Street and Number)


         Sacramento, California  95814
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         City, State and Zip Code

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PART II -- RULES 12b - 25(b) and (c)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b - 25(b), the following should be completed. (Check box if appropriate.)

    [X]   (a)  The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort expense;

    [X]   (b)  The subject annual report,  semi-annual report, transition report on Form 10-K, Form 20-K, Form 11-K, Form N-SAR or a portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or a portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ]  (c)  The accountant's  statement or other exhibit required by Rule 12b
               - 25(c) has been attached if applicable.

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PART III - NARRATIVE
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State below in reasonable  detail the reasons why Form 10-K,  11-K,  20-F, 10-Q,
N-SAR, transition report or a portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The Company requires additional time to complete the organization of its Form 10-K for the fiscal year ended June 30, 2003.

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PART IV - OTHER INFORMATION
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(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification.

     Mark W. Rieger                             (916) 231-0400
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     (Name)                                     (Area Code and Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

         |X| Yes                    |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         |_| Yes                    |X| No


                     ALTERNATIVE TECHNOLOGY RESOURCES, INC.
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                (Name of Registrant as specified in its charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:    September 29, 2003                   By: /s/ Mark W. Rieger
                                                 -------------------------------
                                                  Mark W. Rieger,
                                                  Chief Executive Officer